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                                 EXHIBIT 99.1
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Non-Invasive Monitoring Systems Announces Appointment Of Allan F. Brack And Dean
Kamen To Its Board Of Directors

MIAMI BEACH, FLORIDA - July 11 2001 - Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU) today announced the appointment of Allan F. Brack and Dean Kamen to its Board of Directors.

Allan F Brack joined Non-Invasive Monitoring Systems, Inc as the Company's Chief Executive Officer and President, in May 2001. Dr. Marvin Sackner, Chairman of the Board of Directors commented that Mr. Brack brings a wealth of experience acquired during 30 years of device sales and marketing as well as in general management, both in the domestic and international markets. His past achievements include developing significant dollar sales portfolios for such products as the Dinamap(R) automatic blood pressure monitors, specialty wearable pumps from Auto Syringe(R), mechanical ventilators, critical care monitoring, anesthesia machines, and cardiac ultrasound devices among others. Mr. Brack's strengths lie in the development of missionary selling and identification of markets for new innovative device technologies.

Dean Kamen is President and owner of DEKA Research and Development Corporation, a privately held concern. He is an inventor, an entrepreneur, and an advocate for science and technology as the founder of FIRST, an organization that uses marketing and media techniques to motivate the next generation to want to learn about science and technology. Dean Kamen is also the Chairman and owner of Teletrol Energy Systems, Inc., a manufacturer of electronic climate control systems for large commercial and industrial buildings. While still a college undergraduate, he invented the first wearable infusion pump, which rapidly gained acceptance from such diverse medical specialties as chemotherapy, neonatology and endocrinology. In 1976 he founded his first medical device company, AutoSyringe, Inc., to manufacture and market the pumps. He founded DEKA Research & Development Corporation to develop internally generated inventions as well as to provide R&D for major corporate clients. Recent DEKA projects have included the HomeChoice(TM) dialysis machine, developed for Baxter (Design News' 1993 Medical Product of the Year), and the Independence (3000 IBOT) Transporter, also developed for Johnson & Johnson. In 1994, Dean Kamen received the Engineer of the Year Award from Design News magazine. That same year he was elected as a Fellow of the American Institute of Medical and Biological Engineering. In 1995, Dean Kamen was awarded the Hoover Medal given by five major engineering societies for "inventions that have advanced medical care worldwide, and for innovative and imaginative leadership in awakening America to the excitement of technology and its surpassing importance in bettering the lot of mankind."

Dr. Sackner commented that Dean Kamen, with his previous experience in introducing new medical technologies, would provide considerable advice to Non-Invasive Monitoring Systems in commercializing the Company's novel medical technologies.

Non-Invasive Monitoring Systems, Inc. is engaged in research, development and marketing of computer assisted, non-invasive monitoring devices and related software designed to detect abnormal respiratory, cardiac, and other medical conditions from sensors placed externally on the body's surface. These devices provide diagnostic information regarding cardiorespiratory and
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sleep disorders in infants, children and adults; in addition, alarms are sounded for adverse cardiac and respiratory events in critically ill patients. The Company also has developed a non-invasive, periodic acceleration, motion platform that it intends to commercialize for treatment of cardiovascular disease.

Except for historical information, this press release contains, forward-looking statements regarding the Company's operations, performance, financial condition, business strategies, margins and sales information and are made pursuant to the "safe harbor" provisions of the private securities litigation reform act of 1995. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results could differ materially depending on a variety of important factors, including those described in this press release and the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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